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                                                                Exhibit 4.4(c)

                           BANKERS TRUST COMPANY, N.A.
                            CUSTODIAL TRUST AGREEMENT

This agreement is made by and between the Bankers Trust Company, N.A. of Des Moines, Iowa (the "Sub-trustee") and Delaware Charter Guarantee & Trust Company, a Delaware corporation conducting business under the trade name of Trustar(sm) Retirement Services (the "Trustee")

The Employer has adopted a qualified employee benefit plan called the Equity One, Inc. Savings and Retirement Plan (the "Plan"). Any change in Plan Name shall not affect this agreement. The Trustee has been appointed by the Employer to hold the assets of the Plan. Pursuant to its authority under the terms of its Directed Trust Agreement dated September 1, 2002, The Trustee is, by this Agreement, employing Sub-Trustee with respect to Plan assets which are Qualifying Employer Securities.

For purposes of this document, the terms have the same definition as they do under the terms of the Plan. This agreement is effective as of the date that it has been accepted by the Sub-trustee.

The Trustee and the Sub-trustee mutually agree as follows:

SECTION .01 - LIMITED SCOPE.

Other provisions of this Plan to the contrary notwithstanding, the duties, responsibilities, and liability of the Sub-trustee shall be governed solely by the terms of this agreement. The Trust shall hold only those assets which the Sub-trustee accepts and which are actually received by the Sub-trustee (the "Trust Fund"). The Sub-trustee shall have no responsibility for any funds deposited or invested with Principal Life Insurance Company, (the "Insurer") under any group Annuity Contract and such contracts shall not constitute a part of the Trust Fund. In addition, any funds held under any other trust agreement shall not constitute any portion of the Trust Fund.

The corpus or income of the Trust Fund shall not be used for, or diverted to, purposes other than for the exclusive benefit of the Members or their Beneficiaries.

SECTION.02 - THE SUB-TRUSTEE.

The Sub-trustee accepts appointment as Sub-trustee by executing this agreement and the Trust is established as of the effective date of this agreement. The Trustee has the power to appoint an additional or successor Sub-trustee at any time. An additional or successor sub-trustee will accept such appointment in writing.

The Trustee may remove the Sub-trustee upon thirty (30) days prior written notice. The Sub-trustee may resign at any time upon thirty (30) days written notice to the Trustee; or, with the consent of the Trustee, the Sub-trustee may resign with less than thirty (30) days prior written notice. Upon such removal or resignation of the Sub-trustee, the Trustee shall appoint a successor sub-trustee, who shall have the same powers and duties as those conferred upon the Sub-trustee hereunder.

If the appointed sub-trustee fails to accept the appointment, or if the Trustee fails to appoint a successor sub-trustee within thirty (30) days of the resignation or removal of the Sub-trustee, the Trustee shall be appointed successor sub-trustee and shall be deemed to have filed its acceptance of appointment as the Sub-trustee.

When appointment has been accepted, or deemed accepted, by a successor sub-trustee, the removed or resigning Sub-trustee must assign, transfer, pay over, and deliver to the successor sub-trustee all of the assets which then constitute the Trust Fund. No successor shall be obliged to examine the accounts, records, and acts of any previous Sub-trustee or Sub-trustees, and such successor sub-

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trustee in no way or manner shall be responsible for any action or omission to act on the part of any previous Sub-trustee.

If there are two or more persons appointed as Sub-trustee, they may, in writing, name one of their number to act in the execution of all documents relating to the Plan and trust. When more than two persons have been appointed Sub-trustees, all acts and decisions shall be made by majority vote.

The Trustee shall notify the Insurer of any change of Trust Agreement or Sub-trustee.

SECTION .03 - DUTIES OF THE SUB-TRUSTEE.

The Sub-trustee shall accept and hold the Trust Fund and administer it according to the provisions of this agreement and the provisions of the Plan. The Sub-trustee has no duty to demand or require that Contributions be made to the trust, nor shall the Sub-trustee be liable to determine the amount of any Contributions to the trust or the adequacy of such Contributions to meet or discharge any liabilities under the Plan.

The Plan is administered by the Plan Administrator. The Sub-trustee is not responsible for any aspect of its administration. The Sub-trustee is not required to look into any action taken by the Trustee and will be fully protected in taking, permitting, or omitting any action on the basis of their instructions or direction. Any instructions or direction by the Trustee shall be evidenced in writing. The Trustee will indemnify the Sub-trustee by satisfying any liabilities the Sub-trustee may incur in acting according to the Trust provisions upon written instruction from the Trustee.

It is the desire of the Trustee that the custodial Sub-trustee's role under this Trust Agreement is to be ministerial only. To that end, this section and the following section pertaining to the duties and powers of the custodial Sub-trustee are restricted to those duties and powers specifically set forth in this Trust Agreement.

SECTION .04 - POWERS OF THE SUB-TRUSTEE.

The Sub-trustee, if authorized in writing by the Trustee to do so, is authorized and empowered to:

a) hold title to the assets of the Trust Fund, which may include entering into depository arrangements for the safekeeping of records relevant to the ownership of such assets with any bank or banks as the Sub-trustee may choose, and invest the Trust Fund in one or more of the following classes of assets as directed by the Trustee:

         1) cash or other short-term investments including savings accounts and money market funds to the extent deemed advisable by the Trustee or the Plan Administrator and/or the Sub-trustee in order to satisfy the liquidity needs of the Plan;

         2) common or preferred stock of the Employer or an affiliate of the Employer provided the securities are regularly traded on a national securities exchange; and

b) vote Qualifying Employer Securities in the manner described in the Plan.

c) to refrain from managing and controlling the investments of the Trust Fund, it being contemplated that all Plan assets will be under the control of a properly appointed Investment Manager, the Employer, the Plan Administrator, the named Fiduciary, subject to the Trustee's direction. The Sub-trustee shall not be responsible for reviewing reports provided by any Investment Manager.

SECTION .05 - COMPLEMENTARY POWERS OF THE SUB-TRUSTEE.

In exercising its powers under Section .04 of this agreement and discharging its duties generally under

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this agreement, the Sub-trustee shall have the following powers with respect to the Trust Fund:

a) employ, and pay reasonable compensation to, agents, brokers, broker/dealers, attorneys, accountants, or other persons, whose advice or services the Sub-trustee may deem necessary in carrying out its duties and powers;

b) make, execute, acknowledge, and deliver any instruments that may be necessary to carry out the duties and powers granted hereunder; and

c) institute, maintain, or defend any litigation necessary in connection with the administration of the trust, provided, the Sub-trustee shall be under no duty or obligation to do so unless it shall be indemnified to its satisfaction against all expenses and liabilities which it may sustain or be paid reasonable compensation for its own extraordinary services in connection therewith.

SECTION .06 - EXPENSES.

The Sub-trustee shall be reimbursed by the Trustee for all reasonable expenses incurred by the Sub-trustee in exercising its powers and carrying out its duties under this agreement and for such reasonable compensation for the Sub-trustee as may be agreed upon from time to time by the Trustee and the Sub-trustee. If, and to the extent, the Trustee does not pay such expenses, fees, charges and compensation, they shall be paid from the Trust Fund.

SECTION .07 - ACCOUNTING.

The Sub-trustee shall maintain true and accurate records and accounts reflecting all receipts and disbursements of the Trust Fund and containing a description of all Trust Fund assets held hereunder. These records must be open to inspection and audit by the Trustee at all reasonable times.

Writing (handwriting, typing, printing), photostating, photographing, microfilming, magnetic impulse, mechanical or electrical recording, or other forms of data compilation shall be acceptable means of keeping records.

The Sub-trustee shall file all reports, returns and information required to be filed by Sub-trustees under the Code and regulations and rulings issued under the Code.

The Sub-trustee shall file with the Trustee an accounting of its transactions as soon as practical after the first day of each Plan Year or any other date specified. Any report or accounting which the Sub-trustee files with the Trustee is open to inspection for a period of sixty (60) days following the date it is filed. At the end of the sixty-day period, the Sub-trustee is released and discharged as to any matters set forth in the report or account, except with respect to any act or omission as to which the Trustee has filed a written objection within the sixty-day period.

In preparing its reports, the Sub-trustee shall be permitted to rely upon, and deem accurate without the need for independent verification, reports furnished to the Trustee, the Employer, Plan Administrator, and/or Sub-trustee by any Investment Manager, and any other outside investment fund or custodian.

SECTION .08 - AMENDMENT.

The Trustee and the Sub-trustee jointly reserve the right to amend this Trust Agreement by written instrument executed by both parties at any time upon terms mutually acceptable, subject to the following paragraph. No such amendment shall permit any part of the corpus or income of the Trust to be used or diverted to purposes other than for the exclusive benefit of the Plan participants or beneficiaries under the Plan

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SECTION .09 - TERMINATION.

The Trustee reserves the right to terminate this Trust Agreement by a written instrument delivered to the Sub-trustee. This Trust Agreement shall terminate upon the dissolution or liquidation of the Trustee or the Employer unless a successor corporation or business organization agrees in writing to assume the obligations of the Plan and this trust. In the event of the termination of the trust while the Plan is being continued, the remainder of the assets of the Trust Fund shall be transferred to the person or institution authorized in writing by the Trustee to receive such assets.

In the event of the termination of the trust on account of termination of the Plan, the assets of the Trust Fund shall be applied to provide the benefits specified in the Plan upon termination of the Plan.

SECTION .10 - LIMITATION ON RIGHTS AND REMEDIES.

In any action or proceeding involving the Trust Fund, or the administration of the Trust Fund, only the Sub-trustee and the Trustee shall be the necessary parties. Unless otherwise ordered by the court entertaining jurisdiction there over, no other person having or claiming to have an interest in the Trust Fund shall be entitled to any notice or service of process. Any final judgment entered in such an action or proceeding shall be conclusive upon all persons claiming under this Trust Agreement.

SECTION .11 - LIMITATION OF SUB-TRUSTEE'S LIABILITY.

a) Any direction to the Sub-trustee by the Trustee shall be in writing, and shall be effective only upon receipt by the Sub-trustee. The Sub-trustee may rely upon any and all written or oral directions or instructions reasonably believed by it to be genuine and shall be fully protected in acting in accordance therewith. The Trustee agrees to indemnify and hold the Sub-trustee harmless against any loss, cost, claim damage, expense, and liability (including attorney's fees) and other costs it may incur in acting upon such written or oral instructions or directions. Except for gross negligence, willful misconduct, or willful breach of trust, the Sub-trustee shall incur no liability for any act or failure to act pursuant to this Trust Agreement, unless a higher standard of care is imposed by ERISA.

b) The Sub-trustee is not liable for the acts or omissions of any Investment Manager appointed by the Trustee, Employer, the Plan Administrator, or the Insurer, nor is the Sub-trustee under any obligation to invest or otherwise manage any asset of the Plan which is subject to the management of a properly appointed Investment Manager. The Trustee, the Employer, the Plan Administrator, the Sub-trustee, and any properly appointed Investment Manager may execute a letter of agreement as a part of this Plan delineating the duties, responsibilities, fee structure, and liabilities of the Investment Manager with respect to any part of the Trust Fund under the control of the Investment Manager.

c) The Sub-trustee may assume that the Trustee, the Employer, the Plan Administrator, the Investment Manager, and the Insurer are discharging their duties under this Plan and Trust Agreement unless and until it is notified to the contrary in writing by any person known to it to be a Member in the Plan, the Trustee, the Employer, or a governmental agency with jurisdiction. In the event the Sub-trustee receives said written notice, then the Sub-trustee shall provide such written notice to the Trustee, the Employer, the Plan Administrator, or Insurer, as the case may be and may, if it so desires, apply to a court of competent jurisdiction and/or Federal regulatory authorities for guidance with respect to disposition of the Trust Fund.

SECTION .12 - SECTION 404(C) COMPLIANCE.

In the event the Plan provides for Member directed investments, the Plan Administrator agrees to

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administer the Plan and trust so as to meet the provisions of ERISA Section
404(c) and the regulations promulgated thereunder. Toward this end, the Plan shall permit the Members to choose from a broad range of investments and to exercise the requisite control over the assets in their Accounts. In addition, the Plan Administrator shall make certain that necessary information shall be automatically provided to the Members in accordance with the regulations under ERISA Section 404(c).

The Sub-trustee shall have no duty or responsibility to review any aspect relating to compliance with ERISA Section 404(c).

SECTION .13 - MISCELLANEOUS.

a) Third Parties Dealing with Sub-trustee. To the extent permitted by law, no person shall be obliged to see to the application of any money paid or property delivered to the Sub-trustee, nor shall any such person be required to take cognizance of the provisions of this Trust Agreement. The certificate of Sub-trustee may be received by any person dealing with the Sub-trustee as conclusive evidence of any matter relating to this Trust Agreement or the administration thereof. In general, each person dealing with the Sub-trustee may act upon any advice, request, or representation in writing by the Sub-trustee, or the Sub-trustee's duly authorized agent, and shall not be liable to any person in so doing. In case of doubt as to whether the Sub-trustee has or has not been granted a specific power not enumerated hereunder, the certificate of Sub-trustee that the exercise of such power is necessary or desirable for the proper administration or distribution of the Trust Fund shall be conclusive upon all persons dealing with the Sub-trustee to the same extent as if such power had been specifically granted to the Sub-trustee.

b) Certificate of Authority from Third Parties. The Sub-trustee may require any certificate, notice, or other instrument or information believed by it to be necessary to perform its duties hereunder and may rely and act upon the basis of any such certificate, notice, instrument, or other information furnished to the Sub-trustee which it believes to be reliable and to have been signed, made, or presented by the proper party or parties.

c) No liability for Actions of the Trustee, the Employer and Plan Administrator. To the extent permitted by law, the Sub-trustee shall not be responsible for any act or omissions of the Trustee, the Employer, the Plan Administrator, or the Named Fiduciary. The Sub-trustee shall be under no duty to inquire into any rule, regulation, instruction, direction, or order purporting to have been issued by the Trustee, the Employer, the Plan Administrator, or Named Fiduciary.

d) Applicable Law. Except to the extent that ERISA applies, the laws of the state in which the Sub-trustee has its principal office shall govern, control, and determine all questions arising with respect to a Sub-trustee acting pursuant to the provisions of this Trust Agreement, including the validity of its provisions.

e) Other. Notwithstanding anything else in this Trust Agreement, the Sub-trustee has the right, but not the obligation, to seek guidance from a court of competent jurisdiction and/or Federal regulatory authorities with respect to the handling and disposition of the Trust Fund.

SECTION .14 - EXECUTION.

This Trust Agreement shall be executed in counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the undersigned has executed this Trust Agreement for the Trustee as of the date set out below.

DELAWARE CHARTER GUARANTEE & TRUST COMPANY, a Delaware corporation conducting

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business under the trade name of Trustar(sm) Retirement Services



By  /s/ Arthur J. Bacci
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                                   (Signature)

Business Title   Vice President
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Print Name   Arthur J. Bacci
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Date  September 27  ,  2002
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The undersigned hereby accepts appointment as Sub-trustee hereunder and agrees to be bound by the terms of this Trust Agreement.

BANKERS TRUST COMPANY, N.A.
Des Moines, Iowa



By  /s/ Rick B. Greene
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                                   (Signature)

Business Title   Trust Officer
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Print Name   Rick B. Greene
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Date  October 4     , 2002
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